EXHIBIT 10.6

STOCK PURCHASE AGREEMENT

This stock purchase agreement (“Agreement”) is entered into effective as of the 31st December, 2007, between TRUE GRAVITY ENTERPRISES, INC., an Arizona corporation (the “Seller”), and PAUL ATTAWAY (the “Buyer”).

WHEREAS, Seller owns one thousand (1,000) shares of the common capital stock of AURIO’S INC., an Arizona corporation (the “Corporation”); and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller one thousand shares (1,000) of the Corporation’s issued and outstanding capital stock, upon the terms and condition hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter expressed, the parties hereto do hereby agree as follows:

1. Purchase and Sale of Shares. Seller hereby agrees to sell and Buyer hereby agrees to purchase one thousand (1,000) shares of the common capital stock of the Corporation (the “Shares”).

2. Purchase Price. The purchase price for the Shares shall be Twenty-Five Cents ($0.25) per share for a total cost of Two Hundred Fifty Dollars and 00/100 ($250.00).

3. Seller’s Representations and Warranties. Seller represents and warrants that she is the owner, beneficially and of record, of the Shares to be transferred hereunder, free and clear of any and all liens and encumbrances, security agreements, equities, options, claims, charges and restrictions.

4. Waiver of Other Warranties. Seller has not made and does not make any representations whatsoever as to the legal or financial status of the Corporation, and Buyer hereby waives and relinquishes any and all claims, defenses, counterclaims, setoffs or actions which he may now or may at any time hereafter have against Seller by reason of any matter relating to the status of the Corporation.

5. Entire Agreement; Binding Effect. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, representations and understandings of the parties with respect to such matter. No supplement, modification or amendment of the Agreement shall be binding unless executed in writing by all parties. This Agreement shall be binding upon and inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

6. Enforcement; Attorney’s Fees. In the event either party hereto fails to perform any of its obligations under this Agreement, the nondefaulting party shall have the remedies provided by law or equity, including without limitation the right to specific performance and damages. In the event that either party commences any legal proceeding against the other party in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and related costs from the losing party.

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IN WITNESS WEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:
TRUE GRAVITY ENTERPRISES, INC.

By:	/s/ Paul Attaway
Paul Attaway, President

BUYER:

By:	/s/ Paul Attaway
Paul Attaway